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                           SECOND AMENDMENT AGREEMENT

            THIS AGREEMENT is entered into this 23rd day of January, 1987 by and among JASON INCORPORATED, a Delaware corporation (the "Corporation"), VINCENT
L. MARTIN ("Martin"), JANET D. MARTIN ("Martin's Spouse"), MARK TRAIN
("Train") and ANNE V. TRAIN ("Train's Spouse").

                                     RECITAL

            The parties desire to amend that certain Stock Purchase Agreement dated December 30, 1985 as amended by the certain Amendment Agreement dated February 28, 1986 (the "Stock Purchase Agreement").

                                   AGREEMENTS

            In consideration of the premises and mutual agreements contained in the Stock Purchase Agreement and herein, IT IS AGREED:

            1. Paragraph 3 of the Stock Purchase Agreement is hereby amended to add the following provision:

                  (e) Notwithstanding the provisions of this section 3, in the event that the Shareholders die simultaneously or within ten days of each other, either Personal Representative may, by notice in writing to the Corporation, elect not to sell the Stock to the Corporation in accordance with this section
3. In the event of such election, such Personal Representative or successor to the Stock, as the case may be, shall have an option to sell all of the Stock (including any rights of a deceased Shareholder's spouse in such Stock) to the Corporation at any time after the date of death at the Purchase Price and upon the Terms and Conditions. The option to sell by such Personal Representative or successor shall be exercised by written notice to the Corporation, which notice shall specify the date as of which the option is being exercised.

            2. Paragraph 7(a) of the Stock Purchase Agreement is hereby amended to add the following sentence: "In the event of purchases pursuant to paragraph 3(e), the date as of which a Personal Representative or successor to the Stock exercises the option described in paragraph 3(e) shall be the Purchase Event."

            3. Paragraph 9 (b) of the Stock Purchase Agreement is hereby amended to add the following sentence: "In the event of purchases under paragraph 3(e) hereof, the date of Closing shall be within 40 days after the delivery of the notice exercising the option described in paragraph 3(e).

            4. Except as set forth in this Amendment Agreement, all of the terms of the Stock Purchase Agreement shall remain in full force and effect. Defined terms herein shall have the same meaning as such terms in the Stock Purchase Agreement.
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                                   JASON INCORPORATED

                                   BY  /s/ Vincent L. Martin
                                       -----------------------------
                                       Vincent L. Martin, President


                                       Attest:


                                       /s/ Mark Train
                                       ----------------------------
                                       Mark Train, Secretary


                                       /s/ Vincent L. Martin
                                       ----------------------------
                                       Vincent L. Martin


                                       /s/ Janet D. Martin
                                       ----------------------------
                                       Janet D. Martin


                                       /s/ Mark Train
                                       ----------------------------
                                       Mark Train


                                       /s/ Anne V. Train
                                       ----------------------------
                                       Anne V. Train




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